Exhibit 99.1

UNITED BANCORP, INC.

FOR IMMEDIATE RELEASE	CONTACT:	Robert K. Chapman
December 23, 2008		United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. SELECTED TO PARTICIPATE IN U.S. TREASURY
CAPITAL PURCHASE PROGRAM
AND
SHAREHOLDERS APPROVE CLASS OF PREFERRED STOCK

TECUMSEH, MI - United Bancorp, Inc. (OTC: UBMI) announced that it has been advised that it has received preliminary approval from the United States Department of Treasury to participate in its Capital Purchase Program ("CPP"). Under the CPP, United Bancorp, Inc. ("United") intends to sell $20.6 million of shares of senior preferred stock to Treasury. It also intends to issue warrants to purchase shares of common stock with an aggregate market price of $3,090,000. Participating in the CPP would provide United with additional capital to grow organically through increased lending and to pursue future strategic acquisition opportunities.

United's capital ratios continue to be above the level considered to be "well-capitalized" by its federal regulators. United's tier 1 capital ratio, ratio of tier 1 capital to risk-weighted assets, and ratio of total capital to risk-weighted assets were 8.68%, 10.12% and 11.38%, respectively, at September 30, 2008. Participation in the CPP will further increase United's capital levels.

Mr. Robert K. Chapman, President and Chief Executive Officer of United, commented, "In addition to our already strong capital position, this new equity will enhance our competitive position and increase our capacity to lend." According to Chapman, the additional capital provided through the CPP would enhance the company's balance sheet and its ability to pursue its disciplined growth strategy, which includes expanding existing client relationships, adding new clients and pursuing future strategic acquisition opportunities.

Terms of the preferred stock and warrants are set by Treasury and are standardized for all institutions participating in the CPP. United's anticipated sale of the preferred stock through the CPP is expected to be completed during the first quarter of 2009. United's participation in the CPP is subject to the execution of mutually acceptable definitive agreements, satisfaction of closing and other conditions and funding of the purchase of shares of senior preferred stock.

Shareholder Approval of Class of Preferred Stock

At a special meeting of shareholders held on December 23, 2008, United shareholders voted to approve an amendment to United's Restated Articles of Incorporation authorizing for issuance 2,000,000 shares of preferred stock. Shareholders representing over 85% of the shares voting at the meeting voted in favor of the proposal. The authorized preferred stock will allow United to participate in the CPP and will also provide United with flexibility of action for possible future transactions, acquisitions, employee benefit plans and other corporate purposes.

About United Bancorp, Inc.

United Bancorp, Inc. is an independent financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate seventeen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company's market area. For more information, visit the company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" or "would" occur or "continue" or that United Bancorp, Inc. or its management "expects" or "intends" that a particular result or event will occur or desires to "pursue" a particular opportunity, or other words such as "preliminary", "enhance", "future", "designed", "expanding", "adding", "new", and variations of such words and similar expressions. United's ability to successfully satisfy all conditions and requirements for participation in the CPP is not assured and is to some extent dependent on factors outside of United's control. The availability of the Capital Purchase Program to United Bancorp, Inc. is not assured and is dependent on factors outside of United's control. Preliminary approval is not an assurance that an investment in United will be funded or occur. United's ability to enhance its balance sheet, expand loans, add new customers, execute its growth strategy and identify and successfully realize strategic acquisition opportunities is also not assured and also depends on factors not entirely within United's control. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.